Exhibit 5

                     LETTERHEAD OF ARNALL GOLDEN GREGORY LLP


                                  May 31, 2002



First Horizon Pharmaceutical Corporation
6195 Shiloh Road
Alpharetta, Georgia 30005

          RE:  REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

     We have acted as your counsel in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") filed by you with the Securities and Exchange Commission covering 2,500,000 shares of common stock, $.001 par value, (the "Shares") which may be issued by the Company in accordance with options and other awards granted under your 2002 Stock Plan (the "2002 Plan").

     In so acting, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

     Based on the foregoing, we are of the opinion that the Shares, when issued and delivered in the manner and on the terms described in the Registration Statement (after it is declared effective) and the 2002 Plan will be duly and validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations thereunder.

                          Very truly yours,

                          /s/ Arnall Golden Gregory LLP

                          ARNALL GOLDEN GREGORY LLP




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